Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (Registration Nos. 333-209960 and 333-197411) and Registration Statements on Form S-8 (Registration Nos. 333-194875, 333-202394, 333-209947, 333-217556, 333-221830 and 333-227843) of Arcturus Therapeutics Ltd. of our report dated March 15, 2019, with respect to the consolidated financial statements of Arcturus Therapeutics Ltd. and its subsidiaries for the year ended December 31, 2018 included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP
San Diego, California
March 15, 2019